Exhibit 10.2

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”) dated as of March 19, 2009 is made by and between John W. Hohener (“Executive”) and MICROSEMI CORPORATION, a Delaware corporation (“Company”). This Agreement amends and restates in its entirety that certain Executive Retention Agreement dated November 10, 2008 between the Company and the Executive (the “Prior Agreement”).

NOW, THEREFORE, for good and valuable considerations, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term. The term of this Agreement shall commence on the date hereof. The term of this Agreement shall be renewed automatically on a daily basis so that the outstanding term is always two (2) year(s) after the date on which notice of non-renewal or termination of this Agreement is given by the Executive to the Company or by the Company to the Executive. This Agreement relates to Executive’s employment with the Company, or any subsidiary, successor, assign or affiliate of the Company, under any written or oral agreement. For purposes of the following provisions “Date of Termination” means the effective date of termination of Executive’s employment with any of the entities described above, after notice and lapse of the notice period as required herein.

2. Terminations of Employment.

a. Executive will be entitled to the applicable benefits described in Section 3 if, during the term of this Agreement provided in Section 1, Executive’s employment is terminated in any of the following circumstances:

(i) Prior to a Change in Control (as defined below), the Company terminates the Executive’s employment for any reason other than Cause (as defined below).

(ii) Upon or following a Change in Control, the Company terminates the Executive’s employment for any reason other than for Cause.

(iii) Prior to a Change in Control, the Executive terminates his employment with the Company upon not less than five (5) days’ written notice to the Company given within ninety (90) days following the date on which the Executive becomes aware of a Good Reason (as defined below) to terminate his employment.

(iv) Upon or following a Change in Control, the Executive terminates his employment with the Company upon not less than five (5) days’ written notice to the Company given within ninety (90) days following the date on which the Executive becomes aware of a Good Reason to terminate his employment.

b. Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events:

(i) any reduction in, or limitation upon, the compensation, reimbursable expenses or other benefits provided to Executive, other than (A) as generally effected by valid public law or regulation or (B) as results from change in the amount of the incentive compensation pool if not resulting from changes in the incentive pool formula or allocations and not resulting from accounting or operational effects of the acquisition;

(ii) any change in assignment of Executive’s primary duties to a work location more than 50 miles from the Company’s principal executive office at 2381 Morse Avenue, Irvine, California 92614, without Executive’s prior written consent;

(iii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company;

(iv) any material breach by the Company of any provision of this Agreement;

(v) the assignment to Executive, without his consent, of duties inconsistent with Executive’s position so as to constitute a diminution of status with the Company, including an assignment of Executive to a position other than Chief Financial Officer of the ultimate parent company in the event the Company is acquired by, or otherwise becomes a subsidiary of, another company; or

(vi) any action taken by the Board or a standing Committee of the Board in connection with, or the formation of a special Committee of the Board for the purpose of, effecting any of the events listed in subparagraphs (i) through (v) immediately above.

c. Change of Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the total voting power represented by the voting securities of the

Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approving a plan of complete liquidation of the Company or a consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

d. Cause. For purposes of this Agreement, “Cause” means that the Board, based on the information available to it, reasonably determines that any of the following events or contingencies exists or has occurred:

(i) Executive is convicted of, or pleads guilty or nolo contendre to, a felony (whether or not involving the Company or any of its affiliates); or

(ii) Executive has committed or engaged in fraud or other acts of willful misconduct involving the Company or any of its affiliates; or

(iii) Executive willfully and repeatedly fails or refuses to perform his duties to the Company and its affiliates; or

(iv) the willful and material violation by Executive of any written rule, regulation or policy of the Company; or

(v) a material breach by Executive of any provision of this Agreement.

However, no act or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company, and in the case of clauses (ii) through (v) of the foregoing definition, there shall be no determination of Cause hereunder unless Executive shall have received written notice from the Board stating the nature of the act or omission asserted to constitute Cause and affording Executive at least ten (10) days to correct such act or omission.

e. Other Terminations of Employment. This Agreement does not limit the Company’s or the Executive’s ability to terminate Executive’s employment in any other circumstances; provided that the applicable benefits specified in Section 3 shall be provided only for a termination of employment described in Section 2(a) above.

3. Severance Benefits.

a. Subject to Section 3(c), Executive shall be entitled to the following severance benefits if the Executive’s employment terminates in the circumstances described in Section 2(a)(i) or 2(a)(iii):

(i) Salary. Executive or his estate shall be entitled to payment, to be received (subject to Section 3(e) below) during the month following the month in which Executive’s Separation from Service occurs, of an amount equal to 1.0 multiplied by Executive’s annualized base salary as of the Date of Termination.

(ii) Incentive Compensation. Executive or his estate will be entitled to receive (subject to Section 3(e) below) during the month following the month in which Executive’s Separation from Service occurs, an incentive compensation payment of 1.0 multiplied by the highest annual incentive compensation amount paid during any of the preceding three (3) full plan years. In addition, Executive or his estate will be entitled to receive a pro-rated share of his annual incentive compensation amount otherwise payable to Executive for the period from the beginning of the fiscal year in which the Date of Termination occurs through the Date of Termination, such amount to be determined based on such fiscal year and to be paid at the same time annual incentive compensation payments are paid generally to the Company’s active executives.

(iii) Car Allowance. Executive or his estate will be entitled to receive (subject to Section 3(e) below) during the month following the month in which Executive’s Separation from Service occurs, an amount equal to 1.0 times his annual car allowance in effect as of the Date of Termination.

(iv) Equity Awards. The restriction or forfeiture period on any restricted stock (which term shall include for purposes of this Agreement any restricted stock units) granted by the Company to Executive under all plans and all stock options and general stock appreciation rights granted by the Company to Executive shall lapse or accelerate, as the case may be, and become fully vested and exercisable on the Date of Termination, and shall remain exercisable for a period of one (1) year following the Date of Termination, subject to the latest expiration date specified in the restricted stock or option agreements.

(v) Medical and Life Insurance. Payment of premiums for medical, dental and vision insurance and life insurance by the Company shall continue on and subject to the terms of this Agreement for a period of one (1) year following the Date of Termination, subject to termination under Section 7. To the extent that the payment of any premiums pursuant to this subparagraph (v) is taxable to Executive, any such payment shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive’s right to payment of such premiums is not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(vi) Retirement Plans; Unvested Company Contribution. The Executive shall be entitled to receive, not later than the fifteenth (15th) day following the Date of Termination (or, if so required under the provisions of the applicable plan, program or arrangement and/or to comply with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), not later than the fifteenth (15th) day following Executive’s Separation from Service), all benefits payable to him upon or on account of termination under any of the Company’s tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans. The Company shall also pay Executive, during the month following the month in which Executive’s Separation from Service occurs, an amount equal to all unvested Company contributions credited to the Executive’s account under any tax-qualified employee benefit plan maintained by the Company as of the Date of Termination. In the event that this subparagraph (vi) should conflict with the provisions of any of the Company’s tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans, then the provisions of the plan shall govern, provided that the Company’s contribution shall vest pursuant to this subparagraph (vi) to the maximum extent permissible.

(vii) Vacation and Sick Leave. The Company shall also pay Executive, not later than the second day following the Date of Termination, a pro rata amount of his base salary under his employment agreement, in effect on the Date of Termination, for each day of vacation leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under the Company’s vacation leave policy. The Company shall be required to pay for sick leave days only to the extent that Executive has taken sick leave on or prior to the Date of Termination to which Executive is entitled under the Company’s sick leave policy.

(viii) General. Executive or his estate shall also be entitled to any other amounts then owing or accrued but unpaid to the Executive pursuant to any plans or arrangements of the Company.

b. Executive shall be entitled to the following severance benefits if the Executive’s employment terminates in the circumstances described in Section 2(a)(ii) or 2(a)(iv):

(i) Salary. Executive or his estate shall be entitled to payment, to be received (subject to Section 3(e) below) not later than the fifteenth (15th) day following Executive’s Separation from Service, of an amount equal to 2.0 multiplied by Executive’s annualized base salary as of the Date of Termination.

(ii) Incentive Compensation. Executive or his estate will be entitled to receive, not later than (subject to Section 3(e) below) the fifteenth (15th) day following Executive’s Separation from Service, an incentive compensation payment of 2.0 multiplied by the highest annual incentive compensation amount paid during any of the preceding three (3) full plan years.

(iii) Car Allowance. Executive or his estate will be entitled to receive, not later than (subject to Section 3(e) below) the fifteenth (15th) day following Executive’s Separation from Service, a lump-sum amount equal to 2.0 times his annual car allowance in effect as of the Date of Termination.

(iv) Equity Awards. The restriction or forfeiture period on any restricted stock granted by the Company to Executive under all plans and all stock options and general stock appreciation rights granted by the Company to Executive shall lapse or accelerate, as the case may be, and become fully vested and exercisable on the Date of Termination, and shall remain exercisable for a period of two (2) years following the Date of Termination, subject to the latest expiration date specified in the restricted stock or option agreements.

(v) Medical and Life Insurance. Payment of premiums for medical, dental and vision insurance and life insurance by the Company shall continue on and subject to the terms of this Agreement for a period of two (2) years following the Date of Termination, subject to termination under Section 7. To the extent that the payment of any premiums pursuant to this subparagraph (v) is taxable to Executive, any such payment shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive’s right to payment of such premiums is not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(vi) Retirement Plans; Unvested Company Contribution. The Executive shall be entitled to receive, not later than the fifteenth (15th) day following the Date of Termination (or, if so required under the provisions of the applicable plan, program or arrangement and/or to comply with Section 409A of the Code, not later than the fifteenth (15th) day following Executive’s Separation from Service), all benefits payable to him upon or on account of termination under any of the Company’s tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans. The Company shall also pay Executive, not later than the fifteenth (15th) day following the Date of Termination, an amount equal to all unvested Company contributions credited to the Executive’s account under any tax-qualified employee benefit plan maintained by the Company as of the Date of Termination. In the event that this subparagraph (vi) should conflict with the provisions of any of the Company’s tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans, then the provisions of the plan shall govern, provided that the Company’s contribution shall vest pursuant to this subparagraph (vi) to the maximum extent permissible.

(vii) Vacation and Sick Leave. The Company shall also pay Executive, not later than the second day following the Date of Termination, a pro rata amount of his base salary under his employment agreement, in effect on the Date of Termination, for each day of vacation leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under the Company’s vacation leave policy. The Company shall be required to pay for sick leave days only to the extent that Executive has taken sick leave on or prior to the Date of Termination to which Executive is entitled under the Company’s sick leave policy.

(viii) General. Executive or his estate shall also be entitled to any other amounts then owing or accrued but unpaid to the Executive pursuant to any plans or arrangements of the Company.

c. Release. This Section 3(c) shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section

3(a) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment under the circumstances described in Section 2(a)(i) or Section 2(a)(iii), Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by Executive pursuant to any revocation rights afforded by applicable law.

d. Separation from Service. As used herein, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

e. Specified Employees. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to this Section 3 until the earlier of (i) the date which is six (6) months after Executive’s Separation from Service for any reason other than death, or (ii) the date of Executive’s death. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 3(e) shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death) and, in the event of such a delay, the amount of the benefit that is so delayed shall include interest from the date the amount was otherwise payable (but for such delay) through the date upon which payment is actually made. For this purpose, interest shall be simple interest calculated using a rate equal to 200% of the Short-term Applicable Federal Rate (annual compounding) published by the Internal Revenue Service for the month in which the Executive’s Separation from Service occurs. The provisions of this Section 3(e) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

4. Other Benefits Following Termination. Executive shall also be entitled to the following additional benefits upon or following any such termination following a Change in Control as described in Section 3:

a. COBRA. To the extent required by law, Executive shall have the rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or any successor statute.

5. Indemnification. For at least ten (10) years following the Date of Termination for any reason, Executive shall continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent indemnification was available prior to the Date of Termination and permitted by law, and Executive shall be insured under the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those applicable or made available by the Company to the then members of senior management of the

Company. Independent of such provision, if at any time Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, all to the full extent permitted by law.

6. Obligatory Restrictions on Executive. In addition to any and all other similar restrictions and limitations on Executive pursuant to law, other agreements and policies of the Company, Executive agrees that following a termination of a kind described in Section 2(a) for which the Company is obligated to pay benefits as described in Section 3, except as provided below or with the Company’s written consent, Executive will be bound by the following restrictive covenants during the period commencing on the Date of Termination and extending, in the case of a termination described in Section 2(a)(i) or Section 2(a)(iii), for one (1) year or, in the case of a termination described in Section 2(a)(ii) or 2(a)(iv), for two (2) years:

a. Non-Competition. Executive will not, directly or indirectly, engage for his own account in, or own, manage, operate, control, be employed as an employee or consultant, buy, participate in, or be connected in any manner with the ownership, management, operation or control of any firm, corporation, association, or other business entity which is in competition with the business of the Company; provided that Executive may invest in a business competitive with the Company to an extent not exceeding five percent (5%) of the total outstanding shares at the time of such investment in each one or more companies. A business will be considered for this purpose in competition with the Company if and only if the products of such business include more than one-third of the Company’s products as of immediately prior to the Change in Control.

b. No Solicitation of Employees. Executive will not solicit or, with the exception of any persons related to Executive by blood, marriage, or adoption, not more remote than first cousin, employ any current or future employee of the Company and will not intentionally disparage the Company, its management or its products.

c. Consideration. Executive’s obligations are made in consideration of the severance benefits paid or committed to be paid by the Company following the Date of Termination. The restrictive covenants on the part of Executive set forth in this Section 6 shall survive the termination of this Agreement, and the existence of any claims or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense in the enforcement of these covenants. In the event of a breach or threatened breach by Executive of the provisions of this Section 6, the Company shall be entitled to an injunction restraining Executive from violating the provisions of this Section.

7. Termination of Certain Benefits Following New Employment. If Executive accepts a substantial engagement or employment (“New Employment”) with any other corporation, partnership, trust, government or other entity at any time during the term of benefit continuation referred to above, the Company may elect that Executive cease to be entitled to car allowance or medical, dental or vision insurance benefits effective upon the commencement of such other engagement or employment. However, Executive shall nevertheless continue to be entitled to the other benefits of this Agreement and shall continue to be bound by the provisions of this Agreement for any remaining duration of any period then applicable to Executive. For the purposes of this provision, “employment” or “engagement” shall exclude (i) service as an officer or director of a personal investment holding company, (ii) service as a director on the Board of a corporation or nonprofit organization, (iii) engagement as a bona fide part-time consultant, or (iv) self-employment or engagement as an officer or director of an operating corporation or enterprise (as opposed to a personal investment holding company) founded or controlled by Executive and which has (and only so long as it continues to have) revenues of less than $25 million per year.

8. No Mitigation by Executive Required. Company recognizes that because of Executive’s special talents, stature and opportunities in the electronics industry, in the event of termination by the Company or Executive before the end of the agreed term, the parties acknowledge and agree that the provisions of this Agreement regarding further payment of base salary, bonuses, and the exercisability of stock options and lapse of the restrictive or forfeiture period on restricted stock constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns, and the Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. Such permission shall not be unreasonably withheld. If the Executive should die while any amount would still be payable to Executive if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to the Executive’s estate.

10. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

11. Assignment and Other Rights. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

12. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive at his home address appearing in the records of the Company, in the case of the Executive, and in the case of the Company, to the attention of the Chairman of the Board at the principal executive offices of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Acceptance by Executive of benefits of participation shall constitute a certification by Executive of his continued eligibility for participation.

14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

15. Costs. Each of the parties shall pay its own expenses, including attorneys’ fees, in the negotiation and preparation of this Agreement.

16. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company (or any predecessor thereof) and Executive shall be deemed reinstated as if this Agreement has not been executed.

17. Arbitration.

a. Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof shall be settled exclusively and finally by arbitration.

b. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”). The arbitral tribunal shall consist of one arbitrator.

c. The Company shall pay all of the fees, if any, and expenses of such arbitration, and shall also pay all Executive’s expenses, including attorneys’ fees, incurred in connection with the arbitration regardless of the final outcome of such arbitration.

d. The arbitration shall be conducted in Orange County, California, or in any other city or county in the United States of America as the parties to the dispute may designate by mutual written consent.

e. Any decision or award of the tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties hereto agree that the award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

f. The parties stipulate that discovery may be held in any such arbitration proceeding as provided in Section 1283.05 of the California Code of Civil Procedure, as may be amended or revised from time to time.

g. During the period until the dispute is finally resolved in accordance with this Section, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, employee benefit and insurance plans, programs, arrangements and perquisites in which the Executive was participating or entitled when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 17. Amounts paid under this subparagraph g shall be repaid to the Company or be offset against or reduce any other amounts due the Executive under this Agreement, as appropriate, only upon the final resolution of the dispute.

18. Entire Agreement. As of the date hereof, all previous agreements relating to the employment of Executive (including, without limitation, the Prior Agreement), however styled, are hereby superseded to the extent inconsistent herewith, and, excepting Executive’s present participation in Company stock and/or other benefit plans or programs and the agreements thereunder, which are hereby reaffirmed in all respects by both parties thereto except as expressly modified by this Agreement, this Agreement embodies all agreements, contracts, and understandings by and between the parties hereto. In addition, this Agreement supersedes and amends any subsequent employment agreement between Executive and the Company except to the extent such subsequent agreement expressly provides or provides benefits in excess of those herein provided. Should any other agreement, plan or arrangement between Company and Executive or other officers or employees of the Company provide for greater benefits upon a change in control, the terms of such other agreement, plan or arrangement shall apply to Executive on a “most favored” basis. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

19. Withholding. All payments or benefits under this Agreement are subject to, and the net payment to Executive will be reduced by, any applicable payroll tax withholding requirements, and will be payable net of appropriate amounts properly credited to the payment of income taxes of the Executive. The determination of the amount of any such withholding shall be made or confirmed by the independent accounting firm then employed by the Company.

20. Separate Counsel. The Company has been represented by counsel in the negotiation and execution of this Agreement. The Executive has been invited and given opportunity to engage counsel independently to review or negotiate this Agreement, and Executive has had an adequate opportunity to do so and has either done so or chosen not to engage counsel.

21. Construction. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

IN WITNESS WHEREOF, the parties have executed this Executive Retention Agreement as of the day and year first above written.

COMPANY: MICROSEMI CORPORATION

By:	/s/ James J. Peterson
Name: James J. Peterson
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ John W. Hohener
Name: John W. Hohener